Exhibit 5.1

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
T +1 212 918 3000
www.hoganlovells.com

October 21, 2016

Board of Directors

Easterly Acquisition Corp.

375 Park Avenue, 21st Floor
New York, New York 10152

Ladies and Gentlemen:

We are acting as counsel to Easterly Acquisition Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (File No. 333-212590) (as amended or supplemented through the date hereof, the “Registration Statement”), including the Joint Proxy and Consent Solicitation Statement/Prospectus forming a part thereof, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance of 35,000,000 shares of the common stock, par value $0.0001 per share of the Company (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of June 28, 2016, as amended (the “Merger Agreement”), by and among the Company, Solaris Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Sungevity, Inc., a Delaware corporation (“Sungevity”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the representative of the stockholders of Sungevity for certain purposes of the Merger Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the effectiveness of the Registration Statement, (ii) the effectiveness of the merger pursuant to the Merger Agreement and (iii) the issuance of the Shares in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP